Exhibit A

                        [SEMPLE & COOPER LLP LETTERHEAD]

We are the independent public accountants for Ebiz Enterprises, Inc., a Nevada corporation (the "Company"). In light of the Company's recent bankruptcy filing, the Company's management has been unable to complete its internal financial statements. Therefore, we have been unable to complete our review of the Company's financial statements and furnish a report to the Company as required by Form 10-QSB.


/s/ Semple & Cooper LLP


Phoenix, Arizona
November 15, 2001